First Reliance Reports Record 1st Quarter
Net Income of $826,123 - Up 17%

April 22, 2008 Florence, SC - First Reliance Bancshares, Inc., (OTC Bulletin Board: FSRL), the holding company for First Reliance Bank, today announced unaudited net income for the quarter ended March 31, 2008 of $826,123.

Unaudited net income for the quarter ended March 31, 2008 was $826,123, an increase of $118,916, or 17%, over the $707,207 reported for the quarter ended March 31, 2007. Earnings benefited from strong growth in both net interest income and non-interest income. Specifically, net interest income increased 13% to $4,967,984 for the quarter ended March 31, 2008, while non-interest income increased by 6% to $1,261,044.

Basic earnings per share were $0.24, an increase of $0.03, or 12%, from $0.21 reported in the prior- year period. The earnings per share for the quarter ended March 31, 2008 is based on average shares of 3,513,174 compared to 3,432,022 shares reported in the prior- year period.

At March 31, 2008, total assets were $597.6 million, an increase of $114 million, or 24% over the $483.5 million reported for March 31, 2007. Loans increased by $94.9 million, or 25% to $467.5 million, funded primarily by growth in deposits. Deposits increased by $41.7 million, or 10% to $450 million.

“Record high net income results were seen during the first quarter of 2008,” commented Rick Saunders, President and CEO. “Our net income was the highest in the bank’s history due largely to market opportunities, improved rate conditions and margin expansion, and diligent expense management practices.

“Our focus for 2008 is to grow core deposits, leverage our customer loyalty ratings, while improving our operating efficiencies and controlling and managing operating expenses. Our emphasis on expense management has proven successful thus far as our noninterest expense increased a nominal 3% quarter over quarter.”

“Despite a recent increase in nonperforming loans reported in the first quarter of 2008, our asset quality remains satisfactory. Nonperforming loans are limited in number and are relatively isolated to a specific market. We continue to aggressively fund our loan loss reserve as we expensed a record $501,603 to the allowance for loan losses in the first quarter of 2008. Our proactive and aggressive risk management systems continue to provide us with the confidence that we are taking appropriate actions to maintain our asset quality.”

“Throughout 2008 we will continue to take great strides to further enhance our commitment to be Easy To Do Business WithTM. During the second quarter we will unveil two new products aimed at providing our customers a more convenient banking experience. Our safe and secure eStatements will provide customers with faster statement delivery and the ability to view their statements from anywhere they have access to a personal computer and email. In addition to eStatements, we have also added Easy Link Remote Deposit Capture to our suite of convenient products and services, making it quick and easy for our business customers to make their deposits from their place of business. It is our belief that these new innovative products and services will enhance our strategic focus of growing our low cost/no cost deposit accounts and improving our operating efficiencies.”

“Directly inline with our Easy To Do Business WithTM standard of banking, we will further expand the franchise during 2008 by opening a new branch in West Columbia. Additional expansion efforts will be announced throughout the year. We believe that we are well positioned to continue our positive trends, and we look forward to making 2008 the most successful year in the company’s history.”

The Company’s one bank subsidiary, First Reliance, has been recognized for its success including being the only bank ever to be named to The Top 25 Fastest Growing Companies™ in South Carolina four times(ElliottDavis). First Reliance Bank operates in 5 branch locations and 2 loan production offices. It’s Easy To Do Business WithTM products and services include: Totally FREE Checking, Totally FREE Business Checking, FREE Coin Machines, a 5 Way Mortgage Service Promise, a Nationwide NO FEE ATM Network, and 8-8 Extended Hours in their Florence, Lexington, and Mt. Pleasant locations.

Based in Florence, South Carolina, First Reliance Bancshares, Inc., is a bank holding company with approximately $591.7 million in assets as of December 31, 2007. First Reliance Bank, which was opened in 1999, is the Company's sole operating subsidiary. The bank has 2 branch locations, a Technology Center, and a Learning Center in Florence, SC. In addition, the bank’s aggressive statewide growth strategy includes current branches in Lexington, Mount Pleasant and downtown Charleston, SC, and Loan Production offices in Myrtle Beach and Greenville, SC.  Additional branch expansions include new sites located in Charleston, the Midlands Region, and the Upstate Region. The Company's stock is traded on the OTC Bulletin Board under the symbol FSRL.OB. Information about the Company is available on our website at www.firstreliance.com.

This press release contains forward-looking statements about branch openings within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events.

Any or all of our forward-looking statements here or in other publications may turn out to be incorrect. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, no forward- looking statements can be guaranteed. Our actual results may vary materially, and there are no guarantees about the performance of our stock.

We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future results or otherwise. You are advised, however, to consult any future disclosures we make on related subjects in our reports to the SEC.

Contact Jeffrey A. Paolucci, Senior Vice President and Chief Financial Officer, (843) 674-3250

First Reliance Bancshares,Inc.
Consolidated Reports of Income

	Three Months	Three Months
	Ended	Ended
	Mar 31,2008	Mar 31,2007
	(Unaudited)	(Unaudited)
Interest Income
Loans and Fees	9,099,475	7,892,673
Investment Securities
Taxable	346,384	234,334
Tax exempt	327,610	170,141
Federal funds sold	1,893	78,659
Other interest income	51,290	40,305
Total	9,826,652	8,416,112

Interest Expense
Time deposits $100,000 and over	2,037,053	1,392,470
Other deposits	1,902,095	2,187,668
Other interest expense	919,520	447,293
Total	4,858,668	4,027,431

Net Interest Income	4,967,984	4,388,681
Provision for loan losses	(501,603)	(135,234)
Net Interest Income after provision	4,466,381	4,253,447

Noninterest Income
Service charges on deposit accounts	437,135	442,670
Gain on sale of mortgage loans	558,687	470,242
Brokerage fees	50,330	40,860
Credit life insurance commissions	1,463	3,299
Other charges, commisions and fees	111,809	74,463
Gain on sale of securities available for sale	-	1,021
Gain on sale of other real estate	(70,750)	9,365
Gain on sale of fixed assets	-	14,415
Other	172,370	136,850
Total	1,261,044	1,193,185

Noninterest Expense
Salaries and benefits	2,944,751	2,595,775
Occupancy	339,703	337,396
Furniture and equipment related	212,959	190,661
Other operating	1,166,233	1,381,410
Total	4,663,646	4,505,242

Income before tax	1,063,779	941,390
Income tax expense	237,656	234,183

Net Income	826,123	707,207

Basic earnings per share	0.24	0.21
Diluted earnings per share	0.23	0.20

First Reliance Bancshares,Inc.
Balance Sheet

	March 31	March 31	December 31
	2008	2007	2007
	(Unaudited)	(Unaudited)	Audited
Assets:
Cash and Cash Equivalents
Cash and Due From Banks	7,929,684	8,838,605	7,164,651
Federal funds sold	-	24,069,000	-
Total cash and cash equivalents	7,929,684	32,907,605	7,164,651

Investment securities
Securities available for sale	57,630,118	35,644,764	58,580,313
Nonmarketable equity securities	4,372,200	1,780,400	3,930,400
Investment in trust	310,000	310,000	310,000
Total investment securities	62,312,318	37,735,164	62,820,713

Loans held for sale	18,403,137	8,099,771	19,600,850

Loans receivable	473,069,194	376,786,671	468,137,690
Less allowance for loan losses	(5,539,601)	(4,134,062)	(5,270,607)
Loans, net	467,529,593	372,652,609	462,867,083

Premises, furniture, and equipment, net	23,713,588	15,540,456	22,233,746
Accrued interest receivable	2,977,560	2,274,308	3,092,767
Other real estate owned	327,950	1,087,537	196,949
Cash surrender value life insurance	10,662,027	10,234,776	10,540,273
Other assets	3,737,044	3,015,590	3,187,180
Total Assets	597,592,901	483,547,816	591,704,212

Liabilities:
Deposits:
Noninterest bearing transaction accounts	45,178,443	50,252,975	43,542,528
Interest bearing transaction accounts	31,058,228	31,372,785	39,450,392
Savings	90,229,421	79,117,431	85,819,481
Time deposits $100,000 and over	185,683,283	135,534,391	169,825,252
Other time deposits	97,861,715	112,034,558	110,860,062
Total deposits	450,011,090	408,312,140	449,497,715

Securities sold under agreements to repurchase	7,858,845	8,671,324	7,927,754
Federal funds purchased	11,482,000	-	13,359,000
Advances from Federal Home Loan Bank	73,500,000	19,000,000	69,000,000
Junior subordinated debentures	13,310,000	10,310,000	13,310,000
Accrued interest payable	684,067	749,925	767,577
Other liabilities	2,960,384	1,405,008	814,261
Total Liabilities	559,806,386	448,448,397	554,676,307

Shareholders' Equity:
Common Stock	35,132	34,596	34,946
Capital Surplus	26,047,924	25,567,900	25,875,013
Restricted Stock	(273,344)	(112,946)	(152,762)
Retained Earnings	12,039,496	9,564,963	11,417,276
Accumulated other comprehensive income	94,282	44,906	(1,370)
Treasury Stock	(156,975)	-	(145,198)
Total Shareholders Equity	37,786,515	35,099,419	37,173,103

Total Liabilities and Shareholders Equity	597,592,901	483,547,816	591,849,410